Exhibit 99.1
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Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Chris Schoenherr (608) 458-3924
Karen Whitmer (608) 458-4839
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES 94% INCREASE IN EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN FIRST QUARTER
Company remains on target to meet 2004 earnings guidance

        MADISON, Wis. – Apr. 30, 2004 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for the first quarter of 2004 of $34.1 million and $0.31, respectively, compared to $14.6 million and $0.16 for the same period in 2003. Alliant Energy’s net income (loss) and EPS for the first quarter of 2004 were $34.1 million and $0.31, respectively, compared to ($0.5) million and ($0.01) for the same period in 2003. Additional details regarding Alliant Energy’s first quarter unaudited earnings are as follows (net income in millions; totals may not foot due to rounding):

	2004 *		2003

Earnings from continuing operations:	Net Income	EPS	Net Income	EPS

Domestic utility	$33.4	$0.36	$31.0	$0.34
Non-regulated (Alliant Energy Resources)	3.9	0.04	(10.7)	(0.12)
Parent and other (primarily taxes, interest and A&G)	(3.2)	(0.03)	(5.7)	(0.06)
Dilutive effect of additional shares outstanding		(0.06)

Total earnings from continuing operations	34.1	0.31	14.6	0.16

Earnings from discontinued operations **	-	-	(9.1)	(0.10)
Cumulative effect of changes in accounting principles	-	-	(6.0)	(0.07)

Net income (loss)	$34.1	$0.31	$(0.5)	$(0.01)

* The 2004 EPS amounts have been computed based on the average shares outstanding in 2003. Alliant Energy reports the dilutive impact of increased shares outstanding as a separate earnings variance item if it is material.
** Alliant Energy previously classified its oil and gas, affordable housing, Australian and SmartEnergy businesses as assets held for sale and discontinued operations (all but approximately 6% of the oil and gas business were sold as of Mar. 31, 2004).

        The increase in utility earnings from continuing operations was primarily due to higher electric margins, which were partially offset by higher utility operating expenses. The significant improvement in Alliant Energy’s non-regulated results from continuing operations was primarily due to improved results from its International business unit.

        “We continue to build on the momentum we created in 2003 by further strengthening our financial performance and balance sheet, maintaining our operational excellence and successfully executing our utility growth program,” said Erroll B. Davis, Jr., chairman and chief executive officer of Alliant Energy. “In addition to the 94% improvement in our earnings per share from continuing operations this quarter, we lowered our debt to total capitalization ratio for the fourth consecutive quarter. We remain both on budget and on schedule with the construction of our Emery Generating Station in Iowa and we are finalizing our plans to begin construction of a new generating plant in Sheboygan Falls, Wisconsin later this year. At the same time, we continue to provide our customers with safe, reliable and environmentally sound utility service at competitive prices. We are delivering on our commitment to build strength and value for our shareowners and our customers.”

Alliant Energy – First Quarter 2004 Earnings

April 30, 2004

Earnings From Continuing Operations

        A summary of Alliant Energy’s EPS from continuing operations for the first quarter is as follows:

	2004	2003	Variance

Domestic utility operations:
Electric margins			$0.15
Operating expenses			(.11)
Other			(.02)

Total domestic utility operations	$0.36	$0.34	.02

Non-regulated operations:
International	.09	(.09)	.18
Non-regulated Generation (lower interest expense)	(.01)	(.03)	.02
Other investments	.02	.02	-
Charges related to debt reductions	(.03)	-	(.03)
Integrated Services	(.03)	.02	(.05)
Other (taxes, interest and A&G)	-	(.04)	.04

Total non-regulated operations	.04	(.12)	.16

Parent company and other (taxes, interest and A&G)	(.03)	(.06)	.03
Dilutive effect of additional shares outstanding	(.06)	N/A	(.06)

Earnings per share from continuing operations	$0.31	$0.16	$0.15

        The higher electric utility margins resulted from the impact of various rate increases implemented during the last twelve months, which included increased revenues to recover a significant portion of higher utility operating expenses, and increased retail sales resulting from continued customer and other sales growth. These items were partially offset by the impact of seasonal rates at WP&L, implemented for the first time in April 2003, and slightly milder weather in the first quarter of 2004 compared to the same period in 2003. Electric margins for the first quarter of 2004 were also negatively impacted by higher than anticipated fuel and purchased power costs at WP&L. WP&L filed a fuel-only rate case in the first quarter and an interim rate increase of approximately $16 million was implemented in late March. The higher utility operating expenses were largely at IP&L and were due to increases in employee and retiree benefits (comprised of compensation, medical and pension costs) and higher depreciation and amortization expense.

        “Once again, I would emphasize our utility operations remain strong and will continue to be the foundation of our business as well as our primary growth engine going forward,” said Bill Harvey, president and chief operating officer of Alliant Energy. “Through progressive and supportive legislative and regulatory actions, we now have investment opportunities that did not exist a few short years ago. We expect these investments, coupled with timely and reasonable regulatory actions, to enable us to maintain the reliability our customers both demand and deserve while providing shareowners with greater certainty regarding the returns on these investments.”

        The significant improvement of $0.18 per share in results from Alliant Energy’s International business unit was driven by a $0.12 per share improvement from the company’s Brazilian investments (income of $2 million in 2004 and a loss of $10 million in 2003, after allocated debt capital and overhead charges). The improved results in Brazil were primarily due to rate increases implemented at the Brazilian operating companies and a gain of $0.05 per share realized in the first quarter of 2004 from the sale of two hydroelectric plants. Earnings from Alliant Energy’s China and New Zealand investments were also higher in 2004 compared to 2003.

Alliant Energy – First Quarter 2004 Earnings

April 30, 2004

        Alliant Energy incurred charges of $0.03 per share resulting from debt repayment premiums incurred in the first quarter of 2004. As part of the company’s continuing debt reduction program within its non-regulated business, Alliant Energy retired an additional $20 million of long-term debt in the first quarter. As a result of the significant reductions in Alliant Energy’s debt balances over the past year and its improved overall financial profile, the company’s interest expense was approximately $11 million lower in the first quarter of 2004 compared to the same period in 2003.

        The lower results from the Integrated Services business unit were primarily due to lower earnings from its gas marketing business, including reduced sales opportunities as a result of less volatility in gas prices, and lower results from the company’s energy services business.

2004 Earnings Guidance

        Alliant Energy has affirmed its 2004 earnings guidance for earnings from continuing operations of $1.75-2.00 per share, which includes guidance for its domestic utility operations of $1.70-1.90 per share. The guidance includes an updated estimate of $0.06-0.10 per share of charges within Alliant Energy’s non-regulated business related to further debt repayment premiums the company anticipates paying as part of its continued debt reduction program. The guidance also includes the company’s assumptions related to contemplated common equity issuances in 2004. The guidance does not include any potential asset valuation charges that Alliant Energy may incur in 2004, the impact of certain non-cash mark-to-market adjustments or the impact of any cumulative effects of changes in accounting principles. The guidance also does not include the potential impact of any gain/loss from the sale of Alliant Energy’s remaining interest in Whiting Petroleum Corporation. Finally, the guidance also assumes that no additional businesses will be classified as “held for sale” in 2004.

        Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

  Normal weather conditions in its domestic and international utility service territories
  Continuing economic development and sales growth in its utility service territories
  Continuing cost controls and operational efficiencies
  Ability of its domestic and international utility subsidiaries to recover their operating costs, and to earn a reasonable rate of return in current and future rate proceedings, including achieving an appropriate level of interim rates in the company's current Iowa electric case, as well as their ability to recover purchased power and fuel costs in a timely manner
  Improved results of its Brazil investments
  Stable foreign exchange rates
  Improved results from its other non-regulated businesses
  No material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy's investments
  Other stable business conditions, including an improving economy
  The amount of premiums incurred in connection with Alliant Energy's planned debt reductions

Earnings Conference Call

        A conference call to review the first quarter earnings and other issues is scheduled for Friday, April 30 at 9:00 a.m. central time. Alliant Energy Chairman and Chief Executive Officer Erroll B. Davis, Jr., President and Chief Operating Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through May 7, 2004, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference

Alliant Energy – First Quarter 2004 Earnings

April 30, 2004

ID #6683733. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

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        Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider that serves more than three million customers worldwide.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as: the factors listed in the “2004 Earnings Guidance” section of this press release; economic and political conditions in the domestic and international service territories; federal, state and international regulatory or governmental actions, including the impact of potential energy-related legislation in Congress, the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and the earning of reasonable rates of return, as well as the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; issues related to the supply of purchased electricity and price thereof, including the ability to recover purchased power and fuel costs through rates; issues related to electric transmission, including recovery of costs incurred, and federal legislation and regulation affecting such transmission; risks related to the operations of Alliant Energy’s nuclear facilities and unanticipated issues relating to the pending sale of Alliant Energy’s interest in the Kewaunee nuclear facility; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; developments that adversely impact Alliant Energy’s ability to implement its strategic plan; Alliant Energy’s ability to identify and successfully complete proposed acquisitions and development projects; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets; ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings or cash flows; and inflation rates. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2004 Earnings Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy – First Quarter 2004 Earnings

April 30, 2004

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended March 31,
	2004	2003

	(in thousands, except per share amounts)
Operating revenues:
Domestic utility:
Electric	$467,906	$443,025
Gas	248,869	257,881
Other	19,378	23,299
Non-regulated	154,853	184,025

	891,006	908,230

Operating expenses:
Domestic utility:
Electric production fuel and purchased power	198,051	196,239
Cost of gas sold	184,715	188,325
Other operation and maintenance	180,412	173,218
Non-regulated operation and maintenance	139,430	169,551
Depreciation and amortization	83,258	77,878
Taxes other than income taxes	26,301	26,076

	812,167	831,287

Operating income	78,839	76,943

Interest expense and other:
Interest expense	43,368	54,365
Loss on early extinguishment of debt	5,392	--
Equity (income) loss from unconsolidated investments	(16,627)	4,254
Allowance for funds used during construction	(7,061)	(3,861)
Preferred dividend requirements of subsidiaries	4,678	4,158
Interest income and other	(143)	(4,788)

	29,607	54,128

Income from continuing operations before income taxes	49,232	22,815

Income taxes	15,165	8,176

Income from continuing operations	34,067	14,639

Loss from discontinued operations, net of tax	--	(9,134)

Income before cumulative effect of changes in accounting principles	34,067	5,505

Cumulative effect of changes in accounting principles, net of tax	--	(5,983)

Net income (loss)	$34,067	($478)

Average number of common shares outstanding (basic)	111,153	92,511

Average number of common shares outstanding (diluted)	111,579	92,538

Earnings per average common share (basic and diluted):
Income from continuing operations	$0.31	$0.16
Loss from discontinued operations	--	(0.10)
Cumulative effect of changes in accounting principles	--	(0.07)

Net income (loss)	$0.31	($0.01)

Dividends declared per common share	$0.25	$0.25

Alliant Energy – First Quarter 2004 Earnings

April 30, 2004

KEY STATISTICS

	For the Twelve Months
	Ended March 31,
	2004	2003

	(in thousands, except
	per share amounts)

Operating revenues	$3,110,963	$2,811,850
Income from continuing operations	$179,129	$109,886
Net income	$218,088	$96,660
Average common shares (diluted)	106,305	91,580
Earnings per share (diluted)	$2.05	$1.06

	For the Three Months
	Ended March 31,
	2004	2003

Domestic utility electric sales to retail customers	6,359	6,353
(thousands of MWh)

Total domestic utility electric sales	7,674	7,735
(thousands of MWh)

Utility gas sold and transported	39,121	41,605
(thousands of dekatherms)

Book value per share at March 31	$21.50	$19.93